Griffon Corporation Announces Fourth Quarter and Annual Results

NEW YORK, NEW YORK, November 12, 2015 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2015.

Fourth quarter revenue totaled $502 million, decreasing 4% from the prior year quarter; excluding the impact of foreign currency, revenue increased 1%. Telephonics Corporation ("Telephonics") revenue increased 9% over the prior year quarter, while Home & Building Products (“HBP”) and Clopay Plastic Products Company, Inc. (“PPC”) revenue decreased 4% and 15%, respectively.

For the current quarter, Segment adjusted EBITDA totaled $55.4 million, increasing 8% from the prior year quarter of $51.3 million. Excluding the impact of foreign currency of $2.5 million, Segment adjusted EBITDA increased 13%. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses.

Fourth quarter net income totaled $10.8 million, or $0.24 per share, compared to $7.9 million, or $0.16 per share, in the prior year quarter. Current quarter results included discrete tax benefits of $0.3 million or $0.01 per share. The prior year quarter included restructuring costs of $4.2 million ($2.6 million, net of tax or $0.05 per share), acquisition costs of $0.8 million ($0.5 million, net of tax or $0.01 per share), benefit of debt extinguishment on full year effective tax rate of $1.5 million or $0.03 per share and discrete tax benefits of $3.1 million, or $0.06 per share. Excluding these items from both periods, current quarter adjusted net income was $10.5 million, or $0.23 per share, compared to $6.4 million, or $0.13 per share, in the prior year quarter. Excluding both the discrete tax benefit and the unfavorable impact of foreign currency, adjusted current quarter net income would have been $11.7 million, an 82% increase over the prior year quarter, or $0.26 per share.

Ronald J. Kramer, Chief Executive Officer, commented “We finished our fiscal year with strong fourth quarter results. We are executing our strategy well, driving record fiscal year revenue and adjusted EPS growth of 43%. In the year ahead, we are excited to build on this momentum."

For the full year 2015, revenue totaled $2,016 million, increasing 1% over the prior year; excluding the impact of foreign currency, revenue increased 5%. HBP and Telephonics revenue increased 7% and 3%, respectively, while PPC revenue decreased 10%, all in comparison to the prior year.

For the full year 2015, Segment adjusted EBITDA totaled $204.4 million, increasing 7% compared to the prior year result of $191.0 million. Excluding the impact of foreign currency of $7.6 million, Segment adjusted EBITDA increased 11%.

For the full year 2015, net income totaled $34.3 million, or $0.73 per share, compared to a loss of $0.2 million, or $0.00 per share, in the prior year. Current year results included discrete tax benefits of $0.1 million. The prior year included a charge related to debt extinguishment of $38.9 million ($25.0 million, net of tax or $0.49 per share), restructuring costs of $6.1 million ($3.8 million, net of tax or $0.07 per share), acquisition costs of $3.2 million ($2.0 million, net of tax or $0.04 per share) and discrete tax benefits, net, of $4.7 million or $0.09 per share. Excluding these items, current year adjusted income was $34.2 million, or $0.73 per share, compared to $25.9 million, or $0.51 per share, in the prior year. Excluding both the discrete tax benefit and the unfavorable impact of foreign currency, current year net income would have been $37.8 million, a 46% increase over the prior year, or $0.80 per share.

Segment Operating Results
Home & Building Products
Revenue in the current quarter totaled $245 million, decreasing 4% compared to the prior year quarter, reflecting a 5% unfavorable foreign currency impact. The AMES Companies, Inc. (“AMES”) revenue decreased 10% reflecting a 9% unfavorable foreign currency impact. Clopay Building Products Company, Inc. ("CBP") revenue was consistent with the prior year quarter; foreign currency was 1% unfavorable.

Fourth quarter Segment adjusted EBITDA was $27.0 million, increasing 26% compared to the prior year quarter, driven by savings related to the AMES plant consolidation initiative completed at the end of the 2015 first quarter and favorable CBP mix; foreign currency was 15% unfavorable.

Revenue in 2015 totaled $1,052 million, increasing 7% compared to the prior year reflecting a 5% contribution from the Cyclone (acquired in May 2014) and Northcote (acquired in December 2013) acquisitions, favorable mix, improved CBP volume and an unfavorable foreign currency impact of 3%. AMES revenue increased 6%, mainly driven by the inclusion of Northcote and Cyclone results contributing 10%, and improved North American pots and planter and Canadian wheelbarrow sales; foreign currency was 4% unfavorable. CBP revenue increased 9% from the prior year, primarily due to improved volume of 5% and favorable mix of 5%; foreign currency was 1% unfavorable.

Segment adjusted EBITDA for 2015 was $94.2 million, increasing 22% compared to the prior year. The increase was primarily due to the full year contribution from AMES acquisitions of 10%, favorable product mix and improved CBP volume, and savings related to the AMES plant consolidation initiative completed at the end of the 2015 first quarter. Segment adjusted EBITDA included an unfavorable foreign currency impact of 8%.

In 2014, SG&A included $3.2 million of acquisition costs related to AMES acquisitions.

In 2014, HBP recognized $1.9 million in restructuring and related exit costs related to the AMES U.S. plant consolidation initiative undertaken in January 2013 and completed at the end of the 2015 first quarter. There were no such charges in the current year. Management continues to estimate that the AMES initiative will result in annualized cash savings exceeding $10.0 million; realization of expected savings began in the 2015 second quarter.

On October 15, 2015, CBP announced plans to expand its manufacturing facility in Troy, Ohio. The expansion reflects increased customer demand for its core products, and our success in bringing new technologies to market. The project includes improvements to its existing one million square foot building, as well as adding 200,000 square feet and new manufacturing equipment. The project is expected to be completed in 2016.

Telephonics
Revenue in the current quarter totaled $126 million, increasing 9% from the prior year quarter, primarily driven by Identification Friend and Foe ("IFF") product lines and increased revenue associated with various international radar programs.

Fourth quarter Segment adjusted EBITDA was $15.7 million, decreasing 11% from the prior year quarter, primarily due to unfavorable program mix from decreased sales of airborne intercommunication products associated with the C-17 program, partially offset by reduced operating expenses.

Revenue in 2015 totaled $431 million, increasing 3% compared to the prior year period primarily driven by Multi-Mode ASW and IFF product lines, partially offset by decreased sales of airborne intercommunication products associated with the C-17 program.

Segment adjusted EBITDA for 2015 was $53.0 million, decreasing 8% from the prior year, primarily due to unfavorable program mix from decreased revenue on airborne intercommunication products, partially offset by reduced operating expenses.

Contract backlog totaled $442 million at September 30, 2015, compared to $494 million at September 30, 2014, with approximately 73% expected to be fulfilled within the next twelve months. The decrease in backlog reflects the timing of various international contract awards associated with radar and surveillance opportunities; international awards often take longer to develop.

Plastic Products
Revenue totaled $131 million, decreasing 15% compared to the prior year quarter, reflecting an unfavorable foreign currency impact of 10% and a 7% reduction in volume primarily due to product rationalization, partially offset by a 2% favorable mix. Resin pricing had no material impact on revenue in the current quarter. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $12.7 million, increasing 2% from the prior year quarter with the impact of resin pricing pass through of $0.4 million and reduced volume from product rationalizations more than offset by the favorable impact of foreign currency of 7%.

Revenue in 2015 totaled $533 million, decreasing 10% compared to the prior year, primarily due to the unfavorable impact of foreign currency of $46.1 million or 8% and reduced volume of 2% primarily due to product rationalization. Resin pricing had no material impact on revenue in the current year.

Segment adjusted EBITDA for 2015 was $57.1 million, increasing 1% from the prior year, driven by a $4.6 million change in the impact of resin pricing pass through, partially offset by reduced volume. The unfavorable impact of foreign currency was 2%.

Taxes
The Company reported pretax income for the year ended September 30, 2015 compared to pretax loss for the prior year. In 2015, the Company recognized a tax provision of 36.1% compared to a benefit of 96.9% in 2014.

The 2015 rate reflected net discrete benefits of $0.1 million compared to net discrete benefits of $4.7 million in 2014. In both years, the discrete items arose primarily from the filing of returns, conclusion of tax audits in various jurisdictions and the impact of enacted tax law changes. Excluding discrete items, the effective tax rates for 2015 and 2014 would have been a provision of 36.2% and a benefit of 15.1%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2015, the Company had cash and equivalents of $52.0 million, total debt outstanding of $843.6 million, net of discounts and deferred costs, and $198 million available for borrowing under its revolving credit facility. Capital expenditures in 2015 were $74 million.

Share Repurchases
In each of May 2014, March 2015 and July 2015, Griffon's Board of Directors authorized the repurchase of up to $50 million of Griffon's outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During 2015, Griffon purchased an aggregate of 5,311,915 shares of common stock under both the May 2014 and March 2015 programs, for a total of $80.9 million or $15.24 per share. At September 30, 2015, $57.9 million in the aggregate remains under the March 2015 and July 2015 Board authorized repurchase programs.

Since August 2011 through September 30, 2015, Griffon repurchased 16,751,221 shares of its common stock, for a total of $203.1 million or $12.13 per share.

Conference Call Information
The Company will hold a conference call today, November 12, 2015, at 4:30 PM ET.

The call can be accessed by dialing 1-888-208-1814 (U.S. participants) or 1-719-234-0008 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 301549.

A replay of the call will be available starting on November 12, 2015 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 301549. The replay will be available through November 26, 2015.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	PPC is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses and gains (losses) from debt extinguishment, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
REVENUE	2015	2014	2015	2014
Home & Building Products:
AMES	$103,065	$114,195	$535,881	$503,687
CBP	141,630	141,262	516,320	475,756
Home & Building Products	244,695	255,457	1,052,201	979,443
Telephonics	126,405	116,349	431,090	419,005
PPC	131,058	153,821	532,741	593,363
Total consolidated net sales	$502,158	$525,627	$2,016,032	$1,991,811

Segment adjusted EBITDA:
Home & Building Products	$27,040	$21,384	$94,226	$77,171
Telephonics	15,668	17,507	53,028	57,525
PPC	12,704	12,410	57,103	56,291
Total Segment adjusted EBITDA	55,412	51,301	204,357	190,987
Net interest expense	(12,228)	(11,141)	(47,872)	(48,144)
Segment depreciation and amortization	(17,775)	(17,255)	(69,331)	(66,978)
Unallocated amounts	(8,666)	(10,499)	(33,518)	(33,394)
Loss from debt extinguishment, net	—	—	—	(38,890)
Restructuring charges	—	(4,244)	—	(6,136)
Acquisition costs	—	(763)	—	(3,161)
Income (loss) before taxes	$16,743	$7,399	$53,636	$(5,716)

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2015	2014	2015	2014
Home & Building Products
Segment operating profit	$17,595	$12,580	$58,883	$40,538
Depreciation and amortization	9,445	8,041	35,343	31,580
Restructuring charges	—	—	—	1,892
Acquisition costs	—	763	—	3,161
Segment adjusted EBITDA	27,040	21,384	94,226	77,171

Telephonics
Segment operating profit	13,091	10,830	43,006	45,293
Depreciation and amortization	2,577	2,433	10,022	7,988
Restructuring charges	—	4,244	—	4,244
Segment adjusted EBITDA	15,668	17,507	53,028	57,525

Clopay Plastic Products
Segment operating profit	6,951	5,629	33,137	28,881
Depreciation and amortization	5,753	6,781	23,966	27,410
Segment adjusted EBITDA	12,704	12,410	57,103	56,291

All segments:
Income from operations - as reported	28,201	19,696	101,017	78,164
Unallocated amounts	8,666	10,499	33,518	33,394
Other, net	770	(1,156)	491	3,154
Segment operating profit	37,637	29,039	135,026	114,712
Depreciation and amortization	17,775	17,255	69,331	66,978
Restructuring charges	—	4,244	—	6,136
Acquisition costs	—	763	—	3,161
Segment adjusted EBITDA	$55,412	$51,301	$204,357	$190,987

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Revenue	$502,158	$525,627	$2,016,032	$1,991,811
Cost of goods and services	382,233	400,025	1,540,254	1,532,412
Gross profit	119,925	125,602	475,778	459,399

Selling, general and administrative expenses	91,724	101,662	374,761	375,099
Restructuring and other related charges	—	4,244	—	6,136
Total operating expenses	91,724	105,906	374,761	381,235

Income from operations	28,201	19,696	101,017	78,164

Other income (expense)
Interest expense	(12,238)	(11,263)	(48,173)	(48,447)
Interest income	10	122	301	303
Loss from debt extinguishment, net	—	—	—	(38,890)
Other, net	770	(1,156)	491	3,154
Total other expense, net	(11,458)	(12,297)	(47,381)	(83,880)

Income (loss) before taxes	16,743	7,399	53,636	(5,716)
Provision (benefit) for income taxes	5,940	(549)	19,347	(5,539)
Net income (loss)	$10,803	$7,948	$34,289	$(177)

Basic income per common share	$0.25	$0.17	$0.77	$0.00
Weighted-average shares outstanding	42,749	47,354	44,608	49,367

Diluted income per common share	$0.24	$0.16	$0.73	$0.00
Weighted-average shares outstanding	45,787	49,077	46,939	49,367

Net income (loss)	$10,803	$7,948	$34,289	$(177)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(15,275)	(24,829)	(56,358)	(23,933)
Pension and other post retirement plans	(5,385)	(5,646)	(4,326)	(3,914)
Gain on cash flow hedge	375	252	430	252
Change in available-for-sale securities	—	870	(870)	870
Total other comprehensive income (loss), net of taxes	(20,285)	(29,353)	(61,124)	(26,725)
Comprehensive income (loss), net	$(9,482)	$(21,405)	$(26,835)	$(26,902)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2015	At September 30, 2014
CURRENT ASSETS
Cash and equivalents	$52,001	$92,405
Accounts receivable, net of allowances of $5,342 and $7,336	218,755	258,436
Contract costs and recognized income not yet billed, net of progress payments of $16,467 and $16,985	103,895	109,930
Inventories, net	325,809	290,135
Prepaid and other current assets	55,086	62,569
Assets of discontinued operations	1,316	1,624
Total Current Assets	756,862	815,099
PROPERTY, PLANT AND EQUIPMENT, net	379,972	370,565
GOODWILL	356,241	374,111
INTANGIBLE ASSETS, net	213,837	233,623
OTHER ASSETS	22,346	13,302
ASSETS OF DISCONTINUED OPERATIONS	2,175	2,126
Total Assets	$1,731,433	$1,808,826
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$16,593	$7,886
Accounts payable	199,811	218,703
Accrued liabilities	104,997	103,557
Liabilities of discontinued operations	2,229	3,282
Total Current Liabilities	323,630	333,428
LONG-TERM DEBT, net	826,976	791,301
OTHER LIABILITIES	146,923	148,240
LIABILITIES OF DISCONTINUED OPERATIONS	3,379	3,830
Total Liabilities	1,300,908	1,276,799
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	430,525	532,027
Total Liabilities and Shareholders’ Equity	$1,731,433	$1,808,826

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$34,289	$(177)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	69,800	67,396
Stock-based compensation	11,110	11,473
Asset impairment charges - restructuring	—	191
Provision for losses on accounts receivable	84	359
Amortization of deferred financing costs and debt discounts	6,982	6,427
Loss from debt extinguishment	—	38,890
Deferred income tax (benefit)	2,132	(5,131)
(Gain) loss on sale/disposal of assets and investments	(342)	244
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	32,150	6,009
Increase in inventories	(48,356)	(50,461)
Increase in prepaid and other assets	(5,022)	(4,278)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(27,250)	21,304
Other changes, net	560	1,055
Net cash provided by operating activities	76,137	93,301
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(73,620)	(77,094)
Acquired business, net of cash acquired	(2,225)	(62,306)
Investment sales (purchases)	8,891	(8,402)
Proceeds from sale of property, plant and equipment	334	552
Net cash used in investing activities	(66,620)	(147,250)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	371	584
Dividends paid	(7,654)	(6,273)
Purchase of shares for treasury	(82,343)	(79,614)
Proceeds from long-term debt	233,491	691,943
Payments of long-term debt	(187,735)	(603,094)
Change in short-term borrowings	(365)	(749)
Financing costs	(1,308)	(11,298)
Purchase of ESOP shares	—	(20,000)
Tax effect from exercise/vesting of equity awards, net	345	273
Other, net	347	298
Net cash used in financing activities	(44,851)	(27,930)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(918)	(1,528)
Net cash used in discontinued operations	(918)	(1,528)
Effect of exchange rate changes on cash and equivalents	(4,152)	(2,318)
NET DECREASE IN CASH AND EQUIVALENTS	(40,404)	(85,725)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	92,405	178,130
CASH AND EQUIVALENTS AT END OF PERIOD	$52,001	$92,405

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, gains (losses) from debt extinguishment and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$10,803	$7,948	$34,289	$(177)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	24,964
Restructuring charges	—	2,631	—	3,804
Acquisition costs	—	473	—	1,960
Extinguishment impact on period tax rate (a)	—	(1,491)	—	—
Discrete tax benefits	(306)	(3,134)	(62)	(4,674)

Adjusted net income	$10,497	$6,427	$34,227	$25,877

Diluted income (loss) per common share	$0.24	$0.16	$0.73	$0.00

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	0.49
Restructuring charges	—	0.05	—	0.07
Acquisition costs	—	0.01	—	0.04
Extinguishment impact on period tax rate (a)	—	(0.03)	—	—
Discrete tax provisions (benefits)	(0.01)	(0.06)	0.00	(0.09)

Adjusted earnings per common share	$0.23	$0.13	$0.73	$0.51

Weighted-average shares outstanding (in thousands)	45,787	49,077	46,939	49,367

a) In the current quarter, the impact of debt extinguishment on the full year effective tax rate was estimated to be a benefit of $1,491 or $0.03 per share.

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.